UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 1, 2016, Chaparral Energy, Inc. (the “Company”) elected not to make an interest payment of $16.5 million, due March 1, 2016, on its 8.25% Senior Notes maturing 2021 (“Senior Notes”). The Company has elected to defer payment as it continues discussions with bondholders, senior revolving lenders and prospective financing sources in order to find alternatives to improve the Company’s long-term capital structure.

The election to defer the interest payment does not constitute an event of default as defined under the indenture governing the Senior Notes or any other indenture relating to other senior notes of the Company. However, if the interest payment is not made within 30 days of its due date, such failure would result in an event of default under the indenture relating to the Senior Notes, and the trustee or holders of at least 25% in principal amount of the outstanding Senior Notes may declare the principal and any interest immediately due and payable. The Company’s election to defer the interest payment on the Senior Notes may result in a cross default under the Company’s credit agreement with its senior revolving lenders (the “RBL Credit Agreement”), which provides that any default on material indebtedness becomes an Event of Default under the RBL Credit Agreement if such default results in the acceleration of such material indebtedness or permits such acceleration with or without the giving of notice, the lapse of time or both.

The Company’s current cash position allows it to continue to meet all of its current obligations to pay suppliers, employees and others, and to continue to fund its operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 1, 2016

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President